Exhibit 4.13

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Contribution Agreement”) is made and entered into as of April 20th, 2006 by and among (i) ABB Ltd, a Swiss corporation, (ii) ABB Asea Brown Boveri Ltd, a Swiss corporation, (iii) ABB Holdings Inc., a Delaware corporation, (iv) ABB Inc., a Delaware corporation, and (v) ABB Lummus Global Inc., a Delaware corporation, jointly and severally (each of the foregoing as joint and several obligors of the obligations pursuant to this Contribution Agreement, a “Contributor”), and Combustion Engineering 524(g) Asbestos PI Trust (the “Asbestos PI Trust”) a trust established pursuant to §524(g) of Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.) (the “Bankruptcy Code”) pursuant to the Plan of Reorganization of Combustion Engineering, Inc. ABB Treasury Center (USA) Inc. is a party to this Contribution Agreement solely for purposes of Sections 10(a), 10(b), 10(c) and (g) hereof.

WHEREAS, the Contributors have agreed to pay the Contribution Amount (as defined below) to help fund the Asbestos PI Trust for purposes of paying asbestos-related personal injury claims filed by claimants as provided in the CE Plan;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.     Definitions.  The following terms are defined as follows:

“ABB Asea” means ABB Asea Brown Boveri Ltd, a Swiss corporation.

“ABB Ltd” means ABB Ltd, a Swiss corporation.

“ABB Group” means ABB Ltd and its Subsidiaries from time to time.

“ABB Holdings” means ABB Holdings Inc., a Delaware corporation.

“ABB Inc.” means ABB Inc., a Delaware corporation.

“ABB Treasury” means ABB Treasury Center (USA) Inc., a Delaware corporation.

“Asset Sale” means any sale or other disposition of any assets of Lummus or any of its Subsidiaries occurring after March 15, 2005, other than a sale or disposition of assets (i) in the Lummus Ordinary Course of Business or (ii) exclusively to Lummus or any Subsidiary of Lummus.

“Assumed Debt” means, in respect of an Asset Sale or Complete Stock Disposition, the aggregate amount of any indebtedness for borrowed money plus the fair value of any liabilities (whether contingent or otherwise) in respect of letters of credit or credit support arrangements owed by any Entity of the ABB Group and assumed by a purchaser (or any Entity as designee of such purchaser) in connection with such Asset Sale or Complete Stock Disposition.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks are authorized or required to close in New York, New York or Zürich, Switzerland.

“Capital Stock”  means, with respect to any Entity, any share of stock, or any depositary receipt or other certificate representing any share of stock, or any similar equity ownership interest, and any warrant, option, or any other security providing for the right to acquire any such share of stock or similar equity ownership interest.

“Cash Equivalents” means, in respect of an Asset Sale or Complete Stock Disposition, any note or other instrument or agreement pursuant to which a buyer is obligated to make one or more deferred payments in cash of all or a portion of the purchase price relating to such Asset Sale or Complete Stock Disposition.

“CE Plan” means the Combustion Engineering, Inc. Plan of Reorganization as modified through October 7, 2005, as amended, supplemented, or otherwise modified from time to time in accordance with its terms, and the exhibits and schedules to the foregoing, as the same may be in effect from time to time.

“Complete Stock Disposition” means a sale, transfer, assignment or other disposition (including a disposition in a foreclosure resulting from the enforcement of rights pursuant to the Lummus Rights pursuant to the Pledge and Irrevocable Proxy to be dated on or about the Lummus Effective Date, between ABB Holdings and the Lummus Trust, and whether directly or indirectly, by merger, consolidation, reorganization or otherwise) of any or all the Capital Stock of Lummus by any Entity of the ABB Group (other than a sale, transfer, assignment or other disposition, by merger, consolidation, reorganization or otherwise, pursuant to which Lummus remains a direct or indirect Wholly Owned Subsidiary of ABB Ltd).

“Confirmation Order” has the meaning set forth in the Glossary.

“Contribution Amount” means $204,000,000.

“Contribution Event of Default” means a Contribution Payment Event of Default or a Contribution Non-Payment Event of Default.

“Contribution Payment Event of Default” means a failure to make an Early Contribution Payment that continues for ten (10) or more days after an Early Contribution Date, or the payment of the Remaining Contribution Amount on the Scheduled Contribution Date.

“Contribution Non-Payment Event of Default” means a breach of any obligation, representation, covenant, promise or agreement contained in this Contribution Agreement (other than a Contribution Payment Event of Default) which breach continues for a period of twenty (20) or more days after the date of receipt by each of ABB Ltd and ABB Holdings, on behalf of the Contributors, of a written notice from the Permitted Holder clearly captioned “NOTICE OF CONTRIBUTION NON-PAYMENT EVENT OF DEFAULT”, asserting the existence of such breach and setting forth in reasonable detail the Permitted Holder’s basis for such assertion.

“Consolidated Net Worth” of any Entity means, as of any date of determination, the sum of all items which pursuant to the generally accepted accounting principles then applicable to the relevant Entity are included in shareholders’ or owners’ equity on a consolidated balance sheet of such Entity and its Subsidiaries as of such date.

“Cutoff Date” means the close of business on the thirty-first (31st) consecutive calendar day prior to the Lummus Petition Date.

“Default Rate” has the meaning set forth in Section 4 hereof.

“DIP Financing” means any financing (whether for borrowed money or credit support) provided to Lummus and any Subsidiaries of Lummus on or after the Lummus Petition Date pursuant to a debtor-in-possession credit facility under §364 of the Bankruptcy Code.

“Disputed Payment” has the meaning set forth in Section 17(e) hereof.

“Dollars” means the legal currency of the United States of America.

“Early Contribution Date” means, in respect of an Early Contribution Payment, the earlier of (x) the Business Day on which such Early Contribution Payment is made, or (y) the tenth (10th) Business Day after each date on which Net Proceeds are received.

“Early Contribution Payment” means a payment on account of the Contribution Amount determined pursuant to Section 3 hereof.

“Effective Date” has the meaning set forth in the Glossary.

“Entity” has the meaning set forth in the Glossary.

“Exit Financing”  means one or more financing facilities in an amount equal to the amount of any unsecured financing (whether for borrowed money or credit support) provided by any Entity (including any Entity of the ABB Group) to Lummus and any Subsidiaries of Lummus, on or after the Lummus Effective Date pursuant to one or more “exit” financing facilities provided to permit Lummus access to indebtedness for borrowed money or credit support for its post-effective date funding and credit support needs and to consummate the Lummus Plan, and including any refinancing, amendment or modification thereof, which amount shall be determined by Lummus, and if so determined by Lummus, may be at least equal to the sum of (A) the Pre-Petition Short-Term Working Capital Financing; (B) any DIP Financing; and (C) any additional financing requirements (whether for borrowed money or credit support) of Lummus and any Subsidiaries of Lummus on and after the Lummus Effective Date.

For purposes of this Contribution Agreement, a financing facility will not be considered secured solely (A) because such financing facility provides that a lender may require cash collateral (not in excess of amounts customarily required in the relevant marketplace in a comparable arms’ length transaction) in respect of reimbursement obligations related to credit enhancements, or the creation and perfection of security interests in deposit accounts (including cash sweeps), or (B) by the taking of any actions by any party to any such financing facility in furtherance of any the foregoing; provided that any such arrangements are and remain subject to the subordination provisions (which provisions may be incorporated by cross-reference to this Contribution Agreement) identical in all material respects to the terms set forth in Sections 10(b), 10(c) and 10(d) hereof.

“Final Order” has the meaning set forth in the Glossary.

“Glossary” means the Glossary of Terms for the Plan Documents Pursuant To Combustion Engineering Inc.’s Plan of Reorganization adopted pursuant to the CE Plan.

“Injunction Default” has the meaning set forth in the Glossary.

“Lummus” means ABB Lummus Global Inc., a Delaware corporation.

“Lummus Chapter 11”  means a “pre-packaged” proceeding under Chapter 11 of Title 11 of the United States Code in respect of Lummus.

“Lummus Effective Date” means the “effective date” of the Lummus Plan.

“Lummus Ordinary Course of Business” means the ordinary course of business of Lummus and its Subsidiaries, consistent in all material respects with the manner in which it was conducted prior to March 15, 2005; provided, that the licensing and sale of technology for the oil & gas, refining and petrochemical industries, in a manner consistent in all material respects with Lummus’s practices prior to March 15, 2005, shall be deemed part of the Lummus Ordinary Course of Business at all times.

“Lummus Plan” has the meaning set forth in the Glossary.

“Lummus Petition Date” means the date on which Lummus files a voluntary petition to initiate a Lummus Chapter 11.

“Lummus Rights” means the rights and interests granted pursuant to the Lummus Trust Note and the Pledge and Irrevocable Proxy to be executed in connection with the Lummus Trust Note pursuant to the Lummus Plan.

“Lummus Trust” means the 524(g) Trust to be created pursuant to the Lummus Plan.

“Lummus Trust Note” means the $33,000,000 Note to be made by Lummus for the benefit of the Lummus Trust and to be executed on or about the Lummus Effective Date pursuant to the Lummus Plan.

“Lummus Trust Note Permitted Holder” means the “Permitted Holder” as defined in the Lummus Trust Note.

“Net Proceeds” means, as of any time of determination:

(A) the sum of

(i) the amount in Dollars of (x) cash proceeds received at such time, if any, plus (y) the sum of all deferred purchase price payments to be made in the future pursuant to Cash Equivalents (without discount or other deduction) which Cash Equivalents are received at such time in connection with an Asset Sale or Complete Stock Disposition, plus

(ii) (x) if such proceeds are received in respect of a Complete Stock Disposition, any Assumed Debt in respect thereof plus the aggregate principal amount plus accrued interest on any Subordinated Intercompany Indebtedness or Exit Financing that remains outstanding immediately following the consummation of such Complete Stock Disposition and, (y) if such proceeds are received in respect of an Asset Sale, the aggregate amount of any Assumed Debt (including the aggregate amount of any Subordinated Intercompany Indebtedness or Exit Financing, if any, assumed by the purchaser in connection with such Asset Sale (which assumed amount shall be the actual amount assumed by such purchaser which may be greater or less than $470,000,000)) less

(B) all Transaction Costs incurred by any Entities of the ABB Group through such time in respect of such Asset Sale or Complete Stock Disposition (except to the extent such Transaction Costs have been applied to reduce previous payments of Net Proceeds).

In this definition of Net Proceeds, the term “received” means received at the time of determination by any Entity of the ABB Group or any designee of any such Entity.

“Notice of Transaction” means, in respect of an Asset Sale or a Complete Stock Disposition, a written notice prepared by Lummus (i) stating that an Asset Sale or Complete Stock Disposition has occurred, (ii) describing in reasonable detail the assets or stock sold pursuant to such transaction, (iii) setting forth the amount of gross cash proceeds and Cash Equivalents resulting therefrom, (iv) setting forth the items and amounts of Transaction Costs associated therewith and otherwise reconciling in all material respects the gross cash proceeds and the Net Proceeds received as a result of such transaction; (v) setting forth the amount of any payments made or to be made pursuant to the Lummus Trust Note out of Net Proceeds and any amounts described in Section 3(a)(i) taken into account in the calculation of the corresponding Early Contribution Payment; and (vi) setting forth the amount of the corresponding Early Contribution Payment.

 “Optional Contribution” means a payment by a Contributor or a Permitted Payor to the Permitted Holder in respect of all or any portion of any Early Contribution Payment or the Contribution Amount or any interest accrued thereon (including payments on account of the Contribution Amount made prior to the Scheduled Contribution Date).

“Permitted Holder” means, as of any date of determination, the Asbestos PI Trust, or any assignee thereof that has acquired all of the interests in this Contribution Agreement pursuant to Section 16 hereof, as applicable on such date.

“Permitted Payor” means any Entity (other than a Contributor) acting on behalf of, or designated by, a Contributor, provided that such Entity can make the relevant payment without such payment being subject to rescission, avoidance, return or recovery on account of applicable fraudulent transfer, preference or other similar laws, or for any other reason.

“Pre-Petition Short-Term Working Capital Financing” means the indebtedness (whether for borrowed money or credit support, including any indebtedness in respect of reimbursement of any amounts owed pursuant to any credit support arrangements) for principal, interest and other fees, costs and expenses outstanding as of the moment in time immediately prior to the filing of the Lummus Chapter 11 on the Lummus Petition Date, for advances or loans made, or credit support provided, by any Entity of the ABB Group to Lummus and/or its Subsidiaries between the Cutoff Date and the moment in time immediately prior to the filing the Lummus Chapter 11 by Lummus on the Lummus Petition Date.

For the sake of clarity, Pre-Petition Short-Term Working Capital Financing shall include all contingent obligations of Lummus and/or its Subsidiaries to any Entity of the ABB Group on account of credit support provided to Lummus and/or its Subsidiaries between the Cutoff Date and the moment in time immediately prior to the filing of the Lummus Chapter 11 on the Lummus Petition Date, but shall not include obligations (contingent or otherwise) of Lummus and/or its Subsidiaries to any Entity of the ABB Group on account of credit support obligations created or incurred prior to the Cutoff Date, which obligations shall be considered part of the Subordinated Intercompany Indebtedness.

“Pre-Petition Short-Term Working Capital Financing Schedule” has the meaning set forth in Section 10(j) hereof.

“Prime Rate” means as of any date of determination, the rate publicly announced on such date as the daily “prime rate” by The Wall Street Journal (National Edition) for transactions in Dollars.

“Remaining Contribution Amount” means, as of any time of determination, the Contribution Amount minus the aggregate amount of all Optional Contributions and Early Contribution Payments paid prior to the time of determination (except to the extent the obligations satisfied by any such payments have been reinstated and remain unpaid).

“Restricted Payments” means any of the following:

(1)           the declaration or payment of any dividend or distribution or the making of any other payment or distribution on account or in respect of any Capital Stock in Lummus or any Subsidiary of Lummus (other than in respect of dividends or distributions payable solely to Lummus or any Subsidiary of Lummus);

(2)           the purchase, redemption or other acquisition or retirement of any Capital Stock in Lummus or any Subsidiary of Lummus;

(3)           the making of any payment on or with respect to, or the purchase, redemption, defeasance or other acquisition, retirement or satisfaction of any Subordinated Intercompany Indebtedness;

(4)           the making of any loan, advance, distribution, contribution or other investment by Lummus or any of its Subsidiaries in or to any Entity of the ABB Group, other than with respect to loans, advances or payments made in the Lummus Ordinary Course of Business; or

(5)           the sale or other disposition by Lummus or any of its Subsidiaries to any Entity of the ABB Group of any assets for less than fair market value;

provided, however, that (i) in this Contribution Agreement “Restricted Payments” shall not (A) (subject to Section 10(b)) include any payments or distributions in respect of the Exit Financing, (B) include any payments or distributions on account of obligations incurred by Lummus and its Subsidiaries pursuant to the CE Plan; and (ii) in this definition “Entity of the ABB Group” shall not include Lummus or any Subsidiary of Lummus.

“Scheduled Contribution Date” means April 21, 2008.

“Subordinated Intercompany Indebtedness” means the amounts owed by Lummus or any of its Subsidiaries, in respect of:

(i) (A) at any time prior to the Lummus Petition Date, indebtedness and liabilities for borrowed money provided by ABB Treasury or any Entity of the ABB Group in an amount equal to $470,000,000, or (B) on or after the Lummus Petition Date, indebtedness and liabilities for borrowed money provided by ABB Treasury or any Entity of the ABB Group in an amount equal to the greater of (x) $470,000,000, or (y) the amount of such indebtedness and liabilities for borrowed money actually outstanding as of the Cutoff Date, and

(ii) indebtedness and liabilities (whether fixed, matured, contingent or otherwise) existing or which may arise to any Entities of the ABB Group for or in respect of letters of credit or credit support arrangements outstanding as of the Cutoff Date provided by any such Entities (including any reimbursement or indemnity obligations or liabilities for amounts drawn or subject to being drawn after the Cutoff Date under such letters of credit and other credit support arrangements outstanding as of the Cutoff Date).

For the sake of clarity, Subordinated Intercompany Indebtedness (A) does not include the Exit Financing, and (B) shall cease to include such indebtedness assumed by the purchaser in connection with such Asset Sale and taken into account for the calculation of Net Proceeds pursuant to clause (A)(ii) of the definition of “Net Proceeds” if the amount of such indebtedness is paid, as and to the extent provided in this Contribution Agreement, in respect of the Contribution Amount to the Permitted Holder, or, as and to the extent provided in the Lummus Trust Note to the Lummus Trust Note Permitted Holder, as applicable.

“Subordinated Intercompany Indebtedness Schedule” has the meaning set forth in Section 10(k) hereof.

“Subsidiaries” shall have the meaning set forth in the Glossary.

“Transaction Costs” means, in respect of an Asset Sale or a Complete Stock Disposition, the aggregate amount in Dollars of (1) the actual reasonable transaction fees, expenses and other reasonable out-of-pocket costs incurred by any Entity of the ABB Group directly relating to the relevant Asset Sale or Complete Stock Disposition, including reasonable legal, accounting, investment banking and brokerage fees and sales commissions; and (2) direct and reasonable out-of-pocket costs and expenses incurred by any Entity of the ABB Group resulting from currency exchanges and any applicable exchange controls and other restrictions on cross-border transfers of funds relating to the relevant transaction (without duplication in respect of any such costs and expenses taken into account in the conversion of any proceeds pursuant to Section 5 or the determination of Net Proceeds).

“Wholly-Owned Subsidiary” means, with respect to any Entity as of any time of determination, any Subsidiary of such Entity 100% of the Capital Stock of which such Entity owns or controls at that time, directly or indirectly through another Subsidiary.

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Contribution Agreement unless the context shall otherwise require.

Unless otherwise indicated, the term “including” means “including without limitation”, except when used in the computation of time periods.

For purposes of the computation of time periods, whenever the Contribution Agreement provides for an event to occur “within” a specified number of days of a preceding event, it shall mean that the latter event shall occur before the close of business on the last of the specified days, and the day on which the preceding event occurs shall not be included in the computation of days elapsed.  The word “from” means “from and including”, “after” means “after and excluding”, and “to” and “until” means “to and including”.

2.     Payment of Contribution Amount.  Not later than 2:00 PM New York City time on the Scheduled Contribution Date, the Contributors shall pay the Remaining Contribution Amount in full to the Permitted Holder.

3.     Early Contribution Payments.

(a)   Early Contribution Payments.

(i)            On each Early Contribution Date (if any), and with respect to Net Proceeds (if any) received prior to the Effective Date, within ten (10) Business Days after the Effective Date, the Contributors shall make a payment to the Permitted Holder, on account of the Contribution Amount, in an amount equal to the lesser of (A) the Net Proceeds received in respect of the relevant Asset Sale or Complete Stock Disposition, or (B) the Remaining Contribution Amount then outstanding as of the Early Contribution Date; provided, however, that no Early Contribution Payment will be due and payable in respect of (1) up to the first $33,000,000 of Net Proceeds received (to the extent such amounts are used or required to be used pursuant to the Lummus Trust Note to make payments thereunder), and any other Net Proceeds used or required to be used to make payments of interest pursuant to the Lummus Trust Note, in each case on account of any Asset Sale or Complete Stock Disposition, (x) if the Lummus Effective

Date has occurred and Lummus has continuing obligations under the Lummus Trust Note as of the date the relevant Net Proceeds are received, or (y) if the Lummus Petition Date has occurred and Lummus is then seeking confirmation of the Lummus Plan as of the date of receipt of any such Net Proceeds, or (2) without duplication and in addition to (1) above, at the Contributors’ election from time to time up to an aggregate of $25,000,000 of other Net Proceeds. For the sake of clarity, if as of any time all or any portion of the first $33,000,000 of Net Proceeds are received by any Entity of the ABB Group or any designee of any such Entity, either (xx) the Lummus Petition Date has not occurred, (yy) the Lummus Petition Date has occurred and Lummus is not then seeking confirmation of the Lummus Plan, or (zz) the Lummus Effective Date has occurred and Lummus has no continuing obligations under the Lummus Trust Note, then, in any such event, an Early Contribution Payment (determined in accordance with the first sentence of this Section) will be due and payable in respect of the amount of Net Proceeds (including all or any portion of the first $33,000,000 of such Net Proceeds) received as of such time. Together with the payment of each Early Contribution Payment, Lummus will deliver a Notice of Transaction to the Permitted Holder pursuant to Section 19 hereof.

(ii)           For purposes of this Section 3(a) (A) cash proceeds will be deemed “received” on the Business Day when such proceeds first are credited as immediately available funds in the bank account of an Entity of the ABB Group that is the recipient thereof or any designee of such Entity and (B) Cash Equivalents issued or required to be issued by a purchaser pursuant to or in connection with the terms of any Asset Sale or Complete Stock Disposition shall be deemed “received” on the date of closing of the relevant Asset Sale or Complete Stock Disposition.

(b)   Insufficient Information to Determine Net Proceeds. If prior to delivering a Notice of Transaction the Contributors are not able to determine the actual amount of Net Proceeds due to insufficient information as to the amount of the Transaction Costs, the Contributors shall estimate the amount of the Transaction Costs in good faith based on the information available to them at such time, and the corresponding Early Contribution Payment shall be paid based on such good faith estimate. Reasonably promptly after becoming aware of reasonably sufficient information to determine the definitive amount of Transaction Costs, any shortfall in the amount of the corresponding Early Contribution Payment shall be paid to the Permitted Holder.

4.     Default Rate. If any payment pursuant to Section 2 or Section 3 is not made on the date due therefor, the Contributors shall pay to the Permitted Holder interest on such payment, and such interest shall accrue at a fixed rate equal to the Prime Rate plus four percent (4%) per annum (“Default Rate”). Interest shall continue to accrue until the past due payment (and all interest thereon) has been paid in full and shall be payable without demand by the Permitted Holder.

5.     Calculation of Foreign Currency Cash Proceeds; Allocation of Proceeds.

(a)   If any cash proceeds are received, or Transaction Costs are incurred, in respect of any Asset Sale or Complete Stock Disposition by any Entity of the ABB Group in any currency other than Dollars (the “foreign currency”), the value of such cash proceeds or Transaction Costs in Dollars shall be (i) if the relevant Entity of the ABB Group converts such foreign currency into Dollars in accordance with its normal banking and cash management procedures, the actual amount of Dollars received by such Entity, or (ii) determined by applying the applicable “noon buying rate” in New York City, New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on the first Business Day following receipt of the Net Proceeds in respect of the underlying Asset Sale or Complete Stock Disposition.

(b)   If proceeds are received by any Entity of the ABB Group (or any Entity designated by any Entity of the ABB Group) from a transaction in which that Entity concurrently undertakes an Asset Sale and a sale of other assets, or a Complete Stock Disposition and a sale of other assets, the amount of the proceeds of such transaction to be allocated to such Asset Sale or Complete Stock Disposition shall be (A) the value assigned to the Asset Sale or Complete Stock Disposition in good faith by the parties to the corresponding transaction in the underlying transaction documents or, (B) if no such value has been assigned, such fair market value of the assets or Lummus Capital Stock sold in such transaction as is determined reasonably and in good faith by the Board of Directors of the Entity of the ABB Group that is the selling party in such transaction.

6.     Optional Contributions.

(a)   The Contributors’ obligation to make all or any portion of any Early Contribution Payment or to pay the Remaining Contribution Amount may be satisfied by direct payment of such amounts by a Permitted Payor.

(b)   To the extent any Early Contribution Payment or the Remaining Contribution Amount is timely paid by a Permitted Payor, the Contributors’ obligations in respect of the amounts paid shall be deemed satisfied and the Contributors shall not be considered in default in respect of such amounts so paid.

(c)   Any Permitted Payor and any Contributor may at any time make payments of Optional Contributions.

7.     Representations and Warranties.  Each Contributor hereby represents and warrants to the Asbestos PI Trust that as of the Effective Date:

(a)   Such Contributor has the right, power, legal capacity and authority to execute and deliver this Contribution Agreement.  This Contribution Agreement has been duly authorized by all necessary corporate action and has been duly executed and delivered by such Contributor.

(b)   This Contribution Agreement is a legal, valid and binding obligation of such Contributor, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings at law or in equity).

(c)   The execution, delivery and performance by such Contributor of this Contribution Agreement does not conflict with, result in a breach of any of the provisions of, or constitute a default under, the certificate of incorporation or by-laws of such Contributor, or any other material agreement or material contract by which such Contributor is bound or any applicable material law or material order, rule or regulation of any court or governmental agency having jurisdiction over such Contributor.

(d)   No material order, permission, consent, approval, license, authorization, registration or filing by or with any governmental agency having jurisdiction over such Contributor is required for the execution and delivery of this Contribution Agreement, other than for such orders, permissions, consents, approvals, licenses, authorizations, registrations or filings that have already been made or obtained and are in force and effect as of the date hereof.

(e)   (i) ABB Ltd is the indirect beneficial owner of 100% of the Capital Stock of Lummus, and (ii) ABB Holdings owns 100% of the Capital Stock of Lummus.

(f)    The organizational chart reflecting the ownership interests in ABB Asea, ABB Holdings, ABB Inc., Lummus and its Subsidiaries attached as Exhibit A hereto is true and correct in all material respects as of the Effective Date.

(g)   Other than with respect to (A) such actions related to the case pursuant to Chapter 11 of the Bankruptcy Code of Combustion Engineering, Inc., and (B) such actions, if any, related to a possible case pursuant to Chapter 11 of the Bankruptcy Code of Lummus, such Contributor has not taken, any action, (nor to the best of its knowledge, have any steps been taken or legal proceedings been started against it) for winding-up, dissolution or reorganization, the enforcement of any security interest over its material assets or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar office of it or any of its material assets.

(h)   Since August 19, 2005, except for actions related to the possible commencement of a case pursuant to Chapter 11 of the Bankruptcy Code of Lummus, Lummus has conducted its business in accordance with the Lummus Ordinary Course of Business.

(i)    The provisions of Section 17 hereof (exclusive of Section 17(d)), as applied to ABB Ltd and ABB Asea, do not contravene any mandatory provisions of applicable Swiss law to which such Entity may be subject.

8.     Liability for Representations and Warranties by the Contributors.  Notwithstanding any other provision in this Contribution Agreement to the contrary, each Contributor shall only be liable for breaches of the representations and warranties made only by itself in this Contribution Agreement, and shall not be liable for any breach of any representations and warranties made by any other Contributor.

9.     Payments.

(a)   All payments to be made hereunder or in respect hereof shall be made in Dollars by wire transfer of immediately available funds to the Permitted Holder in accordance with such wire transfer instructions that are provided by the Permitted Holder from time to time. Upon request by the Permitted Holder, each Contributor shall provide, or cause to be provided, the Federal Reserve Bank wire reference numbers and other wire information related to any payments hereunder.

(b)   All payments hereunder or in respect hereof shall be made in full, without any reduction, set-off, counterclaim or any deduction or withholding whatsoever, including for any and all present or future taxes.

(c)   Whenever any payment (including payment of the Contribution Amount on the Scheduled Contribution Date) to be made under this Contribution Agreement shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(d)   The obligations hereunder or in respect of any payments contemplated hereby shall, notwithstanding the rate of exchange actually applied in rendering such conversion, be discharged only in the amount of Dollars in fact received by the Permitted Holder.

(e)   To the extent that any Entity makes a payment to the Permitted Holder on account of this Contribution Agreement, which payment or any part thereof is subsequently rescinded or avoided, or must otherwise be restored or returned by the Permitted Holder whether upon insolvency, bankruptcy or reorganization or otherwise, then, to the extent of the amount of such payment, the part of the obligations under this Contribution Agreement which has been paid, reduced or satisfied by such payment shall be reinstated and continue to be in full force and effect as of the time immediately preceding such payment, reduction or satisfaction.

10.  Certain Covenants

(a)   Subordination of the Restricted Payments. The Permitted Holder shall be entitled to receive payment in full of the Contribution Amount in accordance with the terms of this Contribution Agreement before Lummus or any of its Subsidiaries makes any payments or distributions of, or in respect of, the Restricted Payments.

Lummus agrees, and the Contributors agree to cause Lummus and each of its Subsidiaries not to make any such payment of Restricted Payments without the prior written consent of the Permitted Holder; provided, however, that any Entity of the ABB Group shall be permitted at all times to take any actions and further steps that any such Entity of the ABB Group deems reasonably appropriate or advisable (including the filing of proofs of claim and the commencement of legal actions) to perfect, preserve and/or maintain any right, priority and interest it may have in respect of any indebtedness or other obligations of Lummus or any of the Subsidiaries of Lummus (including any Restricted Payments), which actions and further steps shall nevertheless be subject to the provisions of this Section 10.

The Contributors and ABB Treasury agree not to exercise, and agree to cause any other Entity of the ABB Group not to exercise, any right of set-off or any other right or action that would result in the making of a Restricted Payment, without the prior consent of the Permitted Holder.

(b)   Subordination of the Exit Financing. Nothing in this Contribution Agreement (including this Section 10) shall prohibit any Entity (including Lummus and its Subsidiaries) from making or accepting payments or distributions or consenting to or exercising rights of set-off or taking other actions to make or accept payment in respect of the Exit Financing; provided, however, that Lummus and its Subsidiaries shall not, and the Contributors agree to cause Lummus and its Subsidiaries not to, make, and no holder of Exit Financing shall accept, any payments or distributions or consent to any right of set-off or take any other action to make payment in respect of any Exit Financing, without the prior written consent of the Permitted Holder (i) after any Contribution Event of Default has occurred, or (ii) if upon the consummation of the first to occur, if any, of (A) any sale resulting in the sale of all or substantially all of the assets of Lummus and its Subsidiaries, or (B) a Complete Stock Disposition resulting in the sale or disposition of all of the Capital Stock of Lummus, and after giving effect to the Early Contribution Payments required to be made following such Asset Sales or Complete Stock Disposition and to any Optional Contributions paid prior to such time, the Contribution Amount has not been paid in full; and provided, further, that any Entity of the ABB Group is permitted at all times to take any actions and further steps it deems reasonably appropriate or advisable (including the filing of proofs of claim and the commencement of legal actions) to perfect, preserve and/or maintain its right, priority and interest in such Exit Financing, which actions and further steps shall nevertheless be subject to the provisions of this Section 10. Whether the Exit Financing is provided by an Entity of the ABB Group or by any other Entity, the terms and conditions of subordination in respect of Exit Financing shall include subordination provisions (which provisions may be incorporated by cross-reference to this Contribution Agreement) identical in all material respects with the terms of this Section 10(b) and with the terms of Sections 10(c) and 10(d) hereof.

(c)   Transfer of Proceeds. Should any payment or distribution prohibited by Section 10(a), Section 10(b) or Section 10(i), as applicable, be received by any Entity of the ABB Group, the Contributors shall cause the receiving Entity of the ABB Group, to the extent of the Remaining Contribution Amount at the time, to receive and hold the same for the benefit of the Permitted Holder and to forthwith upon the earlier of (A) request in writing of the Permitted Holder or (B) such Entity having actual knowledge that such payment or distribution is prohibited by Section 10(a), Section 10(b) or Section 10(i), as applicable, deliver the same to the Permitted Holder, in the form received (accompanied by the endorsement or assignment of the Contributors or any other Entity of the ABB Group, as applicable, where necessary), for application to the Remaining Contribution Amount, whether or not then otherwise due; provided, however, that in respect of the first $33,000,000 of any payments or distributions, plus payments or distributions in an amount equal to interest payable in respect thereof pursuant to the Lummus Trust Note, that would otherwise be payable to the Permitted Holder pursuant to this Section 10(c), and that pursuant to the terms of the Lummus Trust Note or the Settlement Agreement (as defined in the Lummus Trust Note) are to be paid to the Lummus Trust Note Permitted Holder, such payments or distributions (without duplication in respect of amounts payable, if any, to the Lummus Trust Note Permitted Holder pursuant to Section 3(a)(i) hereof) will be payable to the Lummus Trust Note Permitted Holder, and not to the Permitted Holder. The Contributors will cause each relevant Entity of the ABB Group to mark its books, records and any chattel paper or instruments documenting the Subordinated Intercompany Indebtedness, Exit Financing or DIP Financing, as applicable, with a conspicuous legend stating that payments and distributions in respect of such obligations are subject to certain restrictions and terms of subordination pursuant to this Contribution Agreement.

(d)   No Implied Obligations. With respect to the Restricted Payments or the Exit Financing, as applicable, the Contributors undertake to perform only the obligations specifically set forth in this Contribution Agreement, and no implied covenants or obligations with respect to the Restricted Payments or the Exit Financing, as applicable, will be read into this Contribution Agreement against the Contributors. Neither the Contributors nor any other Entity of the ABB Group will be deemed to owe any fiduciary duties to the Permitted Holder or any other Entity pursuant to this Section 10.

(e)   Cash Disposition. Except with the prior written consent of the Permitted Holder, the Contributors will not consummate, and will not permit any other Entity of the ABB Group to consummate, any Asset Sale or Complete Stock Disposition providing for consideration other than in cash, Cash Equivalents or Assumed Debt.

(f)    Limitation on Issuance of Capital Stock. Except with the prior written consent of the Permitted Holder, Lummus will not, and will cause its Subsidiaries not to, issue any shares of Capital Stock, except for: (i) transfers and replacements of outstanding shares of Capital Stock, (ii) stock splits, stock dividends and issuances which do not decrease the percentage of ownership in Lummus or its Subsidiaries, as applicable, of the corresponding holder of Capital Stock, or (iii) with respect to the Subsidiaries of Lummus organized under laws other than the laws of a state of the United States, to qualify directors to the extent required by applicable law. Nothing in this Section 10(f) will prohibit any Contributor from granting, or restrict the ability of any Contributor to grant, the Lummus Rights in accordance with the Lummus Plan and this Contribution  Agreement.

(g)   Subordinated Intercompany Indebtedness.

(i)            Except with the prior written consent of the Permitted Holder,  any creditor in respect of the Subordinated Intercompany Indebtedness shall be either ABB Treasury, ABB Holdings or any Entity of the ABB Group provided, however, that any such creditor shall be bound by Section 10(a), 10(c) and 10(d) of this Contribution Agreement, or by subordination provisions (which provisions may operate by cross-reference to this Contribution Agreement) identical in all material respects with the terms of Sections 10(a), 10(c) and 10(d) hereof.

(ii)           Without the prior written consent of the Permitted Holder, ABB Treasury and any other creditor in respect of the Subordinated Intercompany Indebtedness, will not sell, assign, transfer or otherwise dispose of its interest in the Subordinated Intercompany Indebtedness, whether in whole or in part, unless the acquirer of such interest is an Entity of the ABB Group and agrees in a manner reasonably acceptable to the Permitted Holder to be bound by Section 10(a), 10(c) and 10(d) of this Contribution Agreement or by subordination provisions (which provisions may operate by cross-reference to this Contribution Agreement) identical in all material respects with the terms of Sections 10(a), 10(c) and 10(d) hereof.

(h)   Access to Certain Information. Upon reasonable request by the Permitted Holder, ABB Ltd shall make one or more appropriate employees of the ABB Group available, via teleconference for a reasonable period of time during such employees’ regular business hours, to discuss the ABB Group’s plans and activities, if any, with respect to any actual or prospective Asset Sale or Complete Stock Disposition; provided, however, that (i) ABB Ltd shall be under no obligation to provide such access more than once during any fiscal quarter, (ii) before ABB Ltd provides any such information, the Permitted Holder shall provide ABB Ltd with a written confidentiality agreement in form and substance reasonably acceptable to ABB Ltd, and (iii) notwithstanding (ii) above, ABB Ltd shall be under no obligation to provide any information that it believes may jeopardize the success of any such plans or activities (including any potential transaction) or would violate the terms of any confidentiality obligation applicable to any Entity of the ABB Group.

(i)    Subordination of DIP Facility.

(i)            Nothing in this Contribution Agreement (including this Section 10) shall prohibit any Entity (including Lummus and its Subsidiaries) from making or accepting payments or distributions or consenting to or exercising rights of set-off or taking other actions to make or accept payment in respect of the DIP Financing; provided, however, that Lummus and its Subsidiaries shall not, and the Contributors agree to cause Lummus and its Subsidiaries not to, make, and no holder of the DIP Financing shall accept, any payments or distributions or consent to any right of set-off or take any other action to make payment in respect of any DIP Financing, without the prior written consent of the Permitted Holder (i) after any Contribution Event of Default has occurred, or (ii) if upon the consummation of the first to occur, if any, of (A) any sale resulting in the sale of all or substantially all of the assets of Lummus and its Subsidiaries, or (B) a Complete Stock Disposition resulting in the sale or disposition of all of the Capital Stock of Lummus, and after giving effect to the Early Contribution Payments required to be made following such Asset Sales or Complete Stock Disposition and to any Optional Contributions paid prior to such time, the Contribution Amount has not been paid in full; and provided, further, that any Entity of the ABB Group is permitted at all times to take any actions and further steps it deems reasonably appropriate or advisable (including the filing of proofs of claim and the commencement of legal actions) to perfect, preserve and/or maintain its right, priority and interest in such DIP Financing, which actions and further steps shall nevertheless be subject to the provisions of this Section 10.  The terms and conditions of the DIP Financing shall include subordination provisions (which provisions may be incorporated by cross-reference to this Contribution Agreement) identical in all material respects with the terms of this Section 10(i) and with the terms of Sections 10(c) and 10(d) hereof.

(ii)           The DIP Financing shall be unsecured. The DIP Financing will not be considered secured solely because such  DIP Financing provides that a lender may require cash collateral (not in excess of amounts customarily required in the relevant marketplace in a comparable arms’ length transaction) in respect of reimbursement obligations related to credit enhancements, or the creation and perfection of security interests in deposit accounts (including cash sweeps), or by the taking of any actions by any party to any such financing facility in furtherance of any the foregoing.

(j)    Schedule of Pre-Petition Short Term Working Capital Financing.  Not later than three (3) Business Days after the Lummus Petition Date, Lummus shall deliver to the Asbestos PI Trust a schedule describing the Pre-Petition Short Term Working Capital Financing (the “Pre-Petition Short-Term Working Capital Financing Schedule”) setting forth the amount of the Pre-Petition Short-Term Working Capital Financing and the items of indebtedness constituting such financing, which Pre-Petition Short-Term Working Capital Financing Schedule shall conspicuously provide (in 12-point (or larger) bold type at least on the top of the first page thereof) that failure to object in writing within ten (10) Business Days after receipt thereof shall constitute irrevocable approval thereof, and shall become final and binding upon the parties hereto if not objected to by the Asbestos PI Trust in writing as including items of indebtedness that are not Pre-Petition Short-Term Working Capital Financing within ten (10) Business Days after receipt thereof.  If the Asbestos PI Trust timely objects in writing, Lummus and the Asbestos PI Trust shall negotiate in good faith, in order to resolve the objections presented by the Asbestos PI Trust. If Lummus and the Asbestos PI Trust are not able to reach an agreement as to the items of indebtedness included in the Pre-Petition Short-Term Working Capital Financing Schedule within fifteen (15) Business Days after the receipt of the written objection made by the Asbestos PI Trust, Lummus or the Asbestos PI Trust shall be entitled to submit the dispute to arbitration pursuant to the provisions of Section 17(b)(B) hereof.

(k)   Schedule of Subordinated Intercompany Indebtedness.  Not later than three (3) Business Days after the Lummus Petition Date, Lummus will deliver to the Asbestos PI Trust a schedule describing the Subordinated Intercompany Indebtedness (the “Subordinated Intercompany Indebtedness Schedule”) setting forth the amount of the Subordinated Intercompany Indebtedness and the items of indebtedness constituting such financing, which Subordinated Intercompany Indebtedness Schedule shall conspicuously provide (in 12-point (or larger) bold type at least on the top of the first page thereof) that failure to object in writing within ten (10) Business Days after receipt thereof shall constitute irrevocable approval thereof, become final and binding upon the parties hereto if not objected to by the Asbestos PI Trust in writing as including items of indebtedness that are not Subordinated Intercompany Indebtedness within ten (10) Business Days after receipt thereof.  If the Asbestos PI Trust timely objects in writing Lummus and the Asbestos PI Trust shall negotiate in good faith in order to resolve the objections presented by the Asbestos PI Trust. If Lummus and the Asbestos PI Trust are not able to reach an agreement as to the items of indebtedness included in the Subordinated Intercompany Indebtedness Schedule within fifteen (15) Business Days after the receipt of the written objection made by the Asbestos PI Trust, Lummus or the Asbestos PI Trust shall be entitled submit the dispute to arbitration pursuant to the provisions of Section 17(b)(B) hereof.

(l)    Certain Financing to be provided by Entities of the ABB Group. Anything in this Contribution Agreement notwithstanding, all Subordinated Intercompany Indebtedness, Pre-Petition Short-Term Working Capital Financing and DIP Financing shall be provided solely by Entities of the ABB Group.

11.  Termination. Upon the Contribution Amount having been paid in full, any and all obligations under this Contribution Agreement shall be discharged and this Contribution Agreement will terminate without any further action by the parties thereto or any other Entity (except to the extent all or any portion of the Contribution Amount is reinstated pursuant to Section 9(e) hereof).  Promptly upon such termination, the Permitted Holder shall execute and deliver to the Contributors, at the Contributors’ sole cost and expense, such documents as are reasonably requested by the Contributors to fully document the payment, termination and discharge of all obligations hereunder.

12.  Severability.  Whenever possible, each provision of this Contribution Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Contribution Agreement or the entry into by any party to this Contribution Agreement is held to be invalid, void, voidable, illegal, unenforceable or rejected in any respect under any applicable law or rule in any jurisdiction, such event will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, including by reason of the rejection hereof, or the obligations of any other party to this Contribution Agreement, and this Contribution Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, void, voidable, illegal, unenforceable or rejected provision had never been contained herein or such party had never joined herein.

13.  Complete Agreement.  This Contribution Agreement embodies the complete agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, preempts and terminates all other prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent relating thereto.

14.  Counterparts.  This Contribution Agreement may be executed (including by facsimile) in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

15.  No Third Party Beneficiaries.  There are no third party beneficiaries of this Contribution Agreement and nothing in this Contribution Agreement, express or implied, is intended to confer on any Entity other than the parties hereto and their respective successors, and assigns, any rights, remedies, obligations or liabilities; provided, however, that until such time when the Asbestos PI Trust is not the Permitted Holder, the trustees of the Asbestos PI Trust are third party beneficiaries of this Contribution Agreement, with full right, power and authority to enforce the Asbestos PI Trust’s rights hereunder.

16.  Assignment.

(a)   This Contribution Agreement shall be binding upon each Contributor and upon the successors and permitted assigns of such Contributor and shall inure to the benefit of the Permitted Holder and its successors and permitted assigns.

(b)   Neither the Asbestos PI Trust nor any Permitted Holder may assign nor transfer any of its rights or obligations under this Contribution Agreement without the prior written consent of the Contributors (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that (A) the Asbestos PI Trust or a Permitted Holder, as applicable, shall under no circumstance (except upon the occurrence and during the continuance of a Contribution Event of Default) be permitted to assign or transfer less than all of its rights and obligations under this Contribution Agreement, and any assignment or transfer must be made in compliance with federal, state and other applicable securities laws, (B) following any assignment or transfer by the Asbestos PI Trust, no failure by any Contributor to perform any of its obligations under this Contribution Agreement shall cause or be the basis for an Injunction Default; and (C) the consent of the Contributors shall not be required for any assignment or transfer consummated after the occurrence of a Contribution Event of Default (unless the effects of such event have been expressly waived in writing).

(c)   None of Contributors may assign or transfer its rights or obligations under this Contribution Agreement without the prior written consent of the Permitted Holder, such consent not to be unreasonably withheld, conditioned or delayed.

(d)   Notwithstanding the preceding paragraph, however, neither such sentence nor anything else in this Contribution Agreement shall restrict at any time the ability of any Contributor to merge with or into, sell all or substantially all of its assets to, or otherwise consolidate with or into, any Entity which immediately following such transaction, is a direct or indirect Wholly Owned Subsidiary of ABB, provided, however, that prior to and immediately after such transaction (unless the Permitted Holder consents otherwise in writing) (i) if the original Contributor is an Entity organized under the laws of a state of the United States of America or the District of Columbia (a “Domestic Entity”), the surviving or succeeding Entity (which includes any Entity to which all or substantially all of the assets of such Contributor have been transferred) is a Domestic Entity, or if the original Contributor is an Entity other than a Domestic Entity (a “Foreign Entity”), then the surviving or succeeding Entity (which includes any Entity to which all or substantially all of the assets of such Contributor have been transferred) may be a Domestic Entity or a Foreign Entity; (ii) the surviving or succeeding Entity shall have, after giving effect to the relevant transaction, a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the original Contributor; (iii) no Contribution Event of Default shall exist immediately following the consummation of such transaction; (iv) such transaction does not conflict with, or result in a breach of, any of the provisions of, or constitute a default under, the certificate of incorporation or the by-laws of such Contributor or such surviving or succeeding Entity or any other material agreement or material contract by which such Contributor or such surviving or succeeding Entity is bound or any applicable law, or any applicable order, rule or regulation of any court or governmental agency having jurisdiction; (v) the consummation of such transaction shall not materially impair the relevant Contributor’s ability to perform pursuant to this Contribution Agreement, (vi) at least 10 days prior to consummation of such transaction, such Contributor shall deliver to the Permitted Holder written notice of its intent to consummate such transaction, and (vii) at the closing of such transaction, the surviving or succeeding Entity shall deliver, or cause to be delivered, to the Permitted Holder a certificate from an officer to the effect that such officer has reviewed this Contribution Agreement for purposes of giving such certificate, that such officer is familiar with the facts related to the transaction being consummated and that such officer certifies that such transaction complies in all material respects with the provisions of this Section 16 and is being undertaken for a valid business purpose.

(e)   Prior to, or concurrently with, the consummation of any such merger, sale of assets or consolidation pursuant to Section 16(d), as applicable, the surviving or succeeding Entity shall by written instrument in form and substance reasonably acceptable to the Permitted Holder expressly assume the rights and obligations of the applicable Contributor hereunder, whereupon such Entity shall be the successor of all rights and obligations of the original applicable Contributor hereunder, with the same effect as if it had been originally named herein.

(f)    The Contributors shall be responsible for and shall pay upon demand all reasonable costs and expenses incurred by the Permitted Holder (including reasonable legal fees and expenses) in connection with the transactions proposed by the Contributors pursuant to Section 16 (d) (whether or not such transaction is in fact consummated).

(g)   Any assignment in breach of this Section 16 shall be null and void, and shall not transfer any interest in this Contribution Agreement to any other Entity.

17.  Governing Law; Submission to Jurisdiction; Injunction Default, etc..

(a)   This Contribution Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York.

(b)   With respect to claims, suits, actions, proceedings, and other disputes arising out of, in respect of or relating to this Contribution Agreement (such claims, suits, actions, proceedings, and other disputes, the “Claims”) against any Contributor other than ABB Ltd or ABB Asea, each such Contributor hereby irrevocably submits to the jurisdiction of the Bankruptcy Court for the District of Delaware or the United States District Court for the District of Delaware (the “Courts”), or, if both such Courts are not permitted under applicable law to exercise jurisdiction with respect to the matter in question, then at the sole election of the Permitted Holder to the jurisdiction of any other federal or state court in the state, county and city of New York, New York or in the county of New Castle or the city of Wilmington, Delaware.

With respect to Claims against ABB Ltd or ABB Asea, all Claims shall be resolved at the sole election of the Permitted Holder, and ABB Ltd and ABB Asea hereby irrevocably submit for the limited purposes set forth in this paragraph only, to the jurisdiction of, (A) if by a court, by a court of competent jurisdiction in Zürich, except that a Claim or dispute relating to (i) a Contribution Payment Event of Default, or (ii) a Contribution Non-Payment Event of Default, shall be resolved at the sole election of Permitted Holder by the Courts, or, if both such Courts are not permitted under applicable law to exercise jurisdiction with respect to the matter in question, then at the election of the Permitted Holder in any federal or state court in the state, county and city of New York, New York or in the county of New Castle or the city of Wilmington, Delaware, or (B) pursuant to binding arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules (with proceedings conducted at the election of the Permitted Holder in London or New York).

Subject to the preceding paragraph, each of the parties to this Contribution Agreement hereby (x) submits to the jurisdiction of the courts as and for the limited purpose described above, and (y) agrees that any and all Claims may be brought, heard and determined in such courts.

Each of the parties to this Contribution Agreement agrees that venue shall be proper in such courts and hereby waives any objection or defense which it may now or hereafter have to the laying of venue in such courts, including any of the foregoing based upon the doctrine of forum non conveniens. Each of the parties hereto hereby agrees that all process which may be or be required to be served in respect of any such Claim (including any pleading, summons or other paper initiating any such suit, action, proceeding, claim or dispute) may be served upon it, which service shall be sufficient for all purposes, in the manner for the provision of notice under this Contribution Agreement and shall be deemed in every respect effective service of process upon such party when so given; provided, however, that service upon ABB Ltd or ABB Asea of any Claim filed in either of the Courts, or any other court in the United States or in respect of any arbitration shall be effective only upon the following person being served on behalf of ABB Ltd and ABB Asea (a) Theodore L. Freedman, Kirkland & Ellis LLP, 153 E. 53rd St., New York, New York 10022, Telefax 212-446-4900; or (b) the Director of Administration of Kirkland & Ellis LLP’s New York office, Kirkland & Ellis LLP, 153 E. 53rd St., New York, New York 10022, Telefax 212-446-4900, or (c) as otherwise provided under applicable law. Each of ABB Ltd and ABB Asea hereby irrevocably appoints and designates the attorneys identified in (a) and (b) above as its agents for service of process for the limited purpose set forth herein.

(c)   For the avoidance of doubt, it is the parties intent that nothing in this Contribution Agreement (including Section 17(a) and Section 17(b) above) shall have the effect of submitting any Entity of the ABB Group other than the Contributors and the Permitted Holder (including any other Entity of the ABB Group organized under the laws of a jurisdiction other than the laws of a state of the United States) to the laws of the State of New York the State of Delaware, the laws of the United States or the jurisdiction of the Courts or other court exercising United States federal or state jurisdiction.

(d)   Nothing in this Section 17 shall require ABB Ltd or ABB Asea to violate any provisions of Swiss criminal law to which it may be subject.

(e)   If at any time the Permitted Holder asserts that the Contributors have failed to make a payment pursuant to Section 3, 4 or 10(c) of this Contribution Agreement, which assertion is disputed by the Contributors reasonably and in good faith, then notwithstanding anything else in this Contribution Agreement, the payment of the disputed amount (not including any portion of the amount that is not disputed) will not be due hereunder (and no Injunction Default will be deemed to have occurred as a result of the failure to make payment of such disputed amount) unless and until (i) the Permitted Holder and Contributors agree that such disputed amount, or any portion thereof, is due, or (ii) the Permitted Holder’s Claim with respect to such disputed amount is decided by a Final Order of a court or arbitrator acting pursuant to this Section 17 against any Contributor (the amount, if any, agreed upon by the Permitted Holder and the Contributors or determined by such court or arbitrator to be due and payable to the Permitted Holder in respect of such dispute pursuant to a Final Order, as applicable, the “Disputed Payment”) in which event (A) such Disputed Payment will be deemed due and payable for all purposes only ten (10) days after the relevant order became a Final Order of such court or arbitrator, or after resolution of such dispute by agreement of the Permitted Holder and the Contributors, as applicable; and (B) interest at the Default Rate shall accrue on the Disputed Payment from the date such Disputed Payment was originally due pursuant to this Contribution Agreement without regard to any dispute (as agreed by the parties or as determined by the Final Order court or arbitrator) until such Disputed Payment together with interest at the Default Rate is paid in full. For the avoidance of doubt, no Injunction Default will be deemed to have occurred as a result of the failure to make a payment in respect of a disputed amount, unless and until the corresponding Disputed Payment remains unpaid on the date set forth in (A) above.

(f)    No Contribution Event of Default, Injunction Default or any other breach or default under this Contribution Agreement shall result solely by reason of Lummus not obtaining for any reason whatsoever approval from a bankruptcy court pursuant to the Lummus Chapter 11 of its obligations under this Contribution Agreement; provided, however, that nothing in this Section 17(f) and no failure of a bankruptcy court to approve this Contribution Agreement in the Lummus Chapter 11 shall discharge or otherwise limit, modify or affect the liabilities or obligations of the Contributors (other than Lummus) to satisfy and perform the other terms and conditions of this Contribution Agreement.

18.  Remedies.  The parties hereto acknowledge and agree that due to the unique nature of the transactions contemplated hereby money damages will not be an adequate remedy for any breach of the provisions of this Contribution Agreement and that any party hereto will have the right to injunctive relief or specific performance, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Contribution Agreement.

19.  Notices.  All notices required or permitted under this Contribution Agreement must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by the United States Postal Service, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) with respect to parties located other than within the United States, if deposited with the United States Postal Service (whether actually received or not), at the close of business on the third Business Day after the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance with this Section 19); provided that to be effective any notice to the Contributors must also be sent via facsimile or via an internationally reputable courier service to ABB Ltd or ABB Asea (which notice shall be effective whether or not received by ABB Ltd or ABB Asea as long as received by the principal party being given such notice in the manner set forth herein):

If to ABB Ltd or ABB Asea: Kirkland & Ellis LLP Citigroup Center 153 E. 53rd Street New York, NY 10022-4675 Attn: Theodore L. Freedman Facsimile: (212) 446-4900	With copies to, which shall not constitute notice:	ABB Ltd Affolternstrasse 44 CH-8050 Zürich Switzerland Attn: General Counsel Facsimile: (41) 43-317-79-92

If to ABB Holdings, ABB
Inc. and/or Lummus:

c/o ABB Holdings, Inc.
ABB Lummus Global Inc.
501 Merritt 7, 6th Floor
P.O. Box 5308
Norwalk, CT 06856-5308
Attn: General Counsel/Chief
Financial Officer
Facsimile: (203) 750-2307
(if sending overnight
packages use zip code
06851)

	With copies to, which shall not constitute notice:	ABB Ltd Affolternstrasse 44 CH-8050 Zürich Switzerland Attn: General Counsel Facsimile: (41) 43-317-79-92

Kirkland & Ellis LLP Citigroup Center 153 E. 53rd Street New York, NY 10022-4675 Attn: Theodore L. Freedman Facsimile: (212) 446-4900

If to the Asbestos PI Trust:

Combustion Engineering
524(g) Asbestos PI Trust:
c/o L. Tersigni Consulting,
P.C.
1010 Summer Street,
Suite 201 Stamford, CT 06905
Attn: Loreto T. Tersigni,
Managing Trustee
Facsimile: (203) 252-2562

	With copies to, which shall not constitute notice:	Stutzman, Bromberg, Esserman & Plifka 2323 Bryan Street, Suite 2200 Dallas, TX 75201 Attn: Sander L. Esserman Facsimile: (214) 969-4999

20.          Costs and Expenses. The Contributors agree to reimburse the Asbestos PI Trust upon demand all reasonable and direct out-of-pocket costs and expenses, including all reasonable attorney’s fees and expenses which may be incurred by the Asbestos PI Trust in enforcing this Contribution Agreement or the Guarantees or protecting the rights of the Asbestos PI Trust hereunder or thereunder.

21.          Amendments and Waivers.  Any provision of this Contribution Agreement may be amended or waived only with the prior written consent of each of the parties, or its successors and assigns, as applicable, hereto.

22.          Third Party Beneficiaries. The Contributors agree and acknowledge that, until such time as the Asbestos PI Trust is not the Permitted Holder, the trustees of the Asbestos PI Trust are third party beneficiaries of this Contribution Agreement, with full right, power and authority to enforce the Asbestos PI Trust’s rights under this Contribution Agreement.

23.         English Language.  This Contribution Agreement is executed and shall be construed in the English language, and the English language version shall prevail over all others.  All instruments, agreements, certificates, opinions and other documents to be furnished or communications to be given or made under the Contribution Agreement shall be in the English language.

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the date first written above.

ABB LTD

By:	/s/ J.G. Scriven		/s/	Francois P. Champagne
	Name:	John Scriven		Francois P. Champagne
	Title:	General Counsel		Senior Counsel

ABB HOLDINGS INC.

By:		/s/ John Brett
	Name:	John Brett
	Title:	Vice President, Secretary and General Counsel

ABB INC.

By:	/s/ E. Barry Lyon
	Name:	E. Barry Lyon
	Title:	Assistant Secretary

ABB LUMMUS GLOBAL INC.

By:	/s/ MJ Ford
	Name:	MJ Ford
	Title:	Vice President and Controller

ABB ASEA BROWN BOVERI LTD

By:	/s/ J.G. Scriven		/s/	Francois P. Champagne
	Name:	John Scriven		Francois P. Champagne
	Title:	General Counsel		Senior Counsel

ABB TREASURY CENTER (USA) INC. (SOLELY FOR PURPOSES OF SECTIONS 10(a), 10(b), 10(c), 10(d) and 10(g)).

By:	/s/ Daniel Hagmann
	Name:	Daniel Hagmann
	Title:	President

COMBUSTION ENGINEERING 524(g) ASBESTOS PI TRUST

By:	/s/ Ken M. Kawaichi
	Name:	Hon. Ken M. Kawaichi (retired)
	Title:	Trustee

By:	/s/ Ellen S. Pryor
	Name:	Ellen S. Pryor
	Title:	Trustee

By:	/s/ Loreto T. Tersigni
	Name:	Loreto T. Tersigni
	Title:	Trustee

Exhibit A

Organizational Chart